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FOR IMMEDIATE RELEASE                                          February 22, 2005
Media Contact: Joe Salkowski, (520) 884-3625                         Page 1 of 1
Financial Analyst Contact: Jo Smith, (520) 884-3650

                       UNISOURCE ENERGY ANNOUNCES PROPOSED
                 $100 MILLION CONVERTIBLE SENIOR NOTES OFFERING

TUCSON, ARIZ. - UniSource Energy Corporation (NYSE: UNS) announced today that it intends to offer, subject to market and other conditions, $100 million aggregate principal amount of Convertible Senior Notes due 2035 through a domestic offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the Act) and to persons in offshore transactions in reliance on Regulation S under the Act. The notes will be convertible into shares of UniSource Energy common stock at any time.

UniSource Energy expects to grant the initial purchasers of the notes a 13-day option to purchase up to an additional $25 million aggregate principal amount of the notes.

UniSource Energy intends to use the net proceeds from this offering to repay, in whole or in part, a UniSource Energy debt obligation in the principal amount of $95 million plus accrued interest to Tucson Electric Power Company (TEP), UniSource Energy's principal subsidiary, and for other general corporate purposes. UniSource Energy expects that TEP will use the proceeds it receives to redeem or repurchase certain of TEP's existing indebtedness through transactions that may include negotiated or market purchases, tender offers and redemptions. TEP has not determined the series of debt to be repaid or repurchased.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

The securities have not been registered under the Act or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Act and applicable state laws.